EXHIBIT 99.1

PRESS RELEASE

MAA Announces Acquisition

MEMPHIS, Tenn., September 20, 2011 /PRNewswire/ --  MAA(NYSE: MAA) announced today that it has completed the acquisition of Legends at Lowe’s Farm, a 456-unit apartment community located in the Dallas/Fort Worth metropolitan statistical area.

Legends at Lowe’s Farm was developed in 2008 and offers amenities including a resort style pool with lap lane, fitness and business centers, garages and upscale interior amenities. The community is located in Mansfield, Texas, a growing submarket of Dallas/Fort Worth which boasts a highly-regarded school district and proximity to metropolitan job centers and recreational and retail facilities.

Commenting on the announcement, Al Campbell, EVP and CFO said, “We are very pleased to add Legends at Lowe’s Farm to our Dallas/Fort Worth portfolio. Dallas Fort/Worth, the fourth largest metropolitan area in the country, is home to 24 Fortune 500 headquarters and offers a diverse economy which we believe will support strong market fundamentals for the foreseeable future.”

The acquisition was funded by common stock issuances through MAA’s at-the-market program and borrowings under our current credit facilities.

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,625 apartment units throughout the Sunbelt region of the U.S.  For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com.  6584 Poplar Ave., Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.